UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kamber, Martin
   ITT Industries, Inc.
   4 West Red Oak Lane
   White Plains, NY  10604
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   ITT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock  (RS)  (1)    |      |    | |                  |   |           |5,000              |D     |                           |
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Common Stock  (ISP)  (2)   |      |    | |                  |   |           |10,457             |I     |In Trust                   |
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Common Stock  (3)          |5/16/0|M   | |8,194             |A  |$15.72     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock  (3)          |5/16/0|M   | |14,986            |A  |$15.69     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock  (3)          |5/16/0|M   | |22,479            |A  |$20.32     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/16/0|S   | |45,659            |D  |$46.81     |- 0 -              |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$15.72  |5/16/|M   | |8,194      |D  |10/14|10/16|Common Stock|8,194  |       |- 0 -       |   |            |
(Right to Buy)  (3)   |        |01   |    | |           |   |/96  |/03  |            |       |       |            |   |            |
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Employee Stock Option |$15.69  |5/16/|M   | |14,986     |D  |(4)  |10/13|Common Stock|14,986 |       |- 0 -       |   |            |
(Right to Buy) (3)    |        |01   |    | |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option |$20.32  |5/16/|M   | |22,479     |D  |(5)  |5/11/|Common Stock|22,479 |       |- 0 -       |   |            |
(Right to Buy) (3)    |        |01   |    | |           |   |     |05   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Restricted Stock held under the 1994 ITT Industries Incentive Stock
Plan.
(2) Shares held under the ITT Industries Investment and Savings Plan reflecting accumulations through May 15, 2001.
(3)  Options granted under Rule 16b-3
Plan.
(4) Exercisable in part on 10/11/96 and in part on 10/11/97.
(5) Exercisable in part on 5/9/96, 5/9/97 and 5/9/98.
SIGNATURE OF REPORTING PERSON
MARTIN KAMBER
DATE
5/17/01